Exhibit 10.1

FTC Solar, Inc.

9020 N Capital of Texas Hwy, Suite I-260

Austin, Texas 78759

August 16, 2024

Mr. Pablo Barahona

Re: Independent Director Letter

Dear Mr. Barahona:

FTC Solar, Inc., a Delaware corporation (the “Company” or “we”), is pleased to confirm your position as a member of its Board of Directors (the “Board”), effective as of August 12, 2024 (the “Effective Date”). We believe your background and experience will be a significant asset to the Company, and we look forward to your participation on the Board. This letter agreement (the “Agreement”) contains certain terms and conditions relating to the services you agree to provide to the Company.

1.
Term. This Agreement is effective as of the Effective Date. You will serve as a Class I director with a term expiring at the Company’s 2025 annual meeting of stockholders. Your term as an independent director shall continue subject to the provisions in Section 6 below or until your successor is duly elected and qualified.

2.
Services. You shall render services as a member of the Board and the Board’s Audit Committee (your “Duties”). You will use your reasonable best efforts to attend and participate in such number of meetings of the Board and any committees on which you serve as a member as regularly or specially called. You may attend and participate at each such meeting, via teleconference, video conference or in person. You shall consult with the other members of the Board as necessary via telephone, electronic mail or other forms of correspondence.

3.
Compensation. As compensation for your services to the Company as a director, you will receive the compensation specified in this Section 3. This compensation includes: (i) an annual cash retainer equal to $50,000, which, for 2024, will be prorated for the remaining portion of the year and with such payment made on or before December 1, 2024, and in subsequent years will be paid at the beginning of the year; (ii) a grant of 33,920 restricted stock units (“RSUs”) that will vest in full on the first anniversary of the date of grant, subject to subject continued service on the Board through and including the applicable vesting date; and (iii) a grant of 135,675 RSUs that will vest in three equal installments on each of the first three anniversaries of the date of grant, subject to your continued service on the Board through and including the applicable vesting date. Additionally, you will be entitled to participate in such further RSU grants and other compensation payable to our independent directors as may be approved from time to time by the Board and the Board’s Compensation Committee.

4.
D&O Insurance Policy. During the term under this Agreement, the Company shall include you as an insured under its directors and officers insurance policy in such form and amounts as the Company shall determine to maintain in its discretion.

Mr. Pablo Barahona

August 16, 2024

5.
No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

6.
Termination and Resignation. Your membership on the Board may be terminated for any or no reason at any meeting of the Board or by written consent of the Board at any time. Additionally, your membership on the Board may be terminated for any reason or no reason upon the vote of the Company’s stockholders pursuant to the Company’s charter and by-laws. You may also terminate your membership on the Board or on a committee for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of resignation by the Company. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any compensation that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation.

7.
Governing Law; Arbitration. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of Delaware applicable to agreements made and to be performed entirely in the State of Delaware.

8.
Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

9.
Not an Employment Agreement. This Agreement is not an employment agreement, and shall not be construed or interpreted to create any right for you to continue employment with the Company.

Mr. Pablo Barahona

August 16, 2024

The Agreement has been executed and delivered by the undersigned and is made effective as of the date first set forth above.

Sincerely,

FTC SOLAR, INC.

By: /s/ Cathy Behnen

Cathy Behnen, Chief Financial Officer

AGREED AND ACCEPTED:

/s/ Pablo Barahona

Pablo Barahona